                                                                    EXHIBIT 10.4

                        TERMINATION/TRANSITION AGREEMENT

     The following constitutes a License Termination and Transition Agreement between Christian Rivadalla d/b/a Enterprise Hospitality Solutions and Enterprise Hospitality Solutions, Inc., (collectively, "EHS") on the one hand, and MAI Systems Corporation, and all of its affiliates and subsidiaries ("MAI"), on the other hand, with respect to the Lodging Touch client server software applications specified herein. This Agreement is being executed concurrently on this date with an Exclusive Worldwide Software License Agreement between these same parties. The parties hereby acknowledge and agree as follows:

          1. TERMINATION OF 1996 LICENSE AGREEMENT -- All parties jointly agree and acknowledge that the October 1996 License Agreement between MAI Systems Corporation and Christian Rivadalla d/b/a Enterprise Hospitality Solutions, and all amendments thereto, is hereby terminated effective as of September 30, 1999.

          2. ROYALTIES -- With respect to the royalties due in the 1st, 2nd and 3rd Quarter of 1999, MAI shall pay EHS based upon the "Net Revenues" formula set forth under Existing License Agreement. If MAI received any revenues prior to January 1, 1999, for any properties which have been or will be installed in the 1st, 2nd and 3rd Quarters of 1999, then MAI shall pay EHS a 20% royalty on those revenues as well.

          3. STOCK -- With respect to the 110,638 restricted shares of MAI common stock previously delivered to Christian Rivadalla, MAI shall provide a price guarantee at $2.75 per share subject to the following conditions. Christian Rivadalla shall agree not to sell more than 40,000 shares per any 30 day period or 2,500 shares per day. Guaranteed payments to be made monthly within 15 days of Mr. Rivadalla submitting to MAI transaction records for MAI verification purposes. If for any reason Rivadalla is unable to sell all of his shares prior to December 31, 1999, the entire balance of the price guarantee shall be paid in cash provided that Rivadalla makes best efforts to sell stock through December 31, 1999. MAI agrees to take all steps necessary to ensure that the stock is tradeable, under Rule 144 or otherwise.

          4. DEVELOPMENT ISSUES -- EHS will inform MAI promptly whether it intends to complete any existing development projects. If EHS decides not to complete any projects, it will promptly refund all prepaid amounts. Christian Rivadalla agrees to perform consulting services during the transition period, subject to his availability, at the rate of $1,500.00 per day. Other development or bug fixing work shall be provided during the transition period as specified in the April 13, 1999 letter, a copy of which is attached hereto.
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     5. INVOICES AND ROYALTIES - For the 1st and 2nd quarters of 1999, MAI agrees to pay all outstanding royalties and invoices, subject to any reasonable disputes, submitted by EHS prior to August 31, 1999. For the 3rd quarter, all invoices and royalty payments will be made by October 31, 1999. EHS shall be entitled to conduct one audit with respect to the transition period.(1)

     6. EMPLOYEES - EHS shall provide MAI with a list of employees by September 17, 1999, who MAI will be free to thereafter solicit to work for MAI or any affiliate company.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of August 20, 1999.


MAI SYSTEMS CORPORATION


By: /s/ W. Brian Kretzmer
    -----------------------
    W. Brian Kretzmer
    Chief Executive Officer



CHRISTIAN RIVADALLA d/b/a ENTERPRISE HOSPITALITY SOLUTIONS

By:  /s/ C. Rivadalla
     --------------------
     Christian Rivadalla



-----------------

(1) Royalty reports for the 1st, 2nd and 3rd Quarters of 1999 shall include a listing of payments received at MAI offices, Branch Offices, including distributors and subdistributors. The report will include a copy of the contract for each payment listed. With respect to any partial payments and advance deposits received, MAI shall first apply deposit payments to hardware line items and then determine what percentage of the total remaining contract price is comprised of software, and MAI shall pay royalties based upon that percentage. For example, if 50% of the total contract price is comprised of software, then MAI shall pay royalties with respect to 50% of the advance deposit or partial payments received to EHS.

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ENTERPRISE HOSPITALITY SOLUTIONS, INC.


By: /s/ C. Rivadalla
    -------------------------
    Christian Rivadalla
    President and Chief Executive Officer


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[MAI Systems Corporation Letterhead]


BY FACSIMILE AND FIRST CLASS MAIL

April 13, 1999

Mr. Christian Rivadalla
c/o Enterprise Hospitality Solutions
1255 West Baseline Road, Suite 278
Mesa, AZ 85202

Dear Chris:

By this letter MAI and EHS hereby amend the License Agreement, dated October 1, 1996, ("the License Agreement") between the parties to memorialize our agreement.

A. EHS Development Services

     1. RESALE OF EHS DEVELOPMENT SERVICES. MAI will resell EHS's development services on a commission basis. MAI will be paid a commission of 12% of the total professional services billed to the customer. If the services are billed by MAI, EHS will inform MAI of what the total amount will be for development services, MAI can then elect to increase it by up to 12%. EHS or MAI will work directly with the customer to determine the scope of the work, pricing and delivery. EHS will provide MAI a copy of such specifications and pricing. EHS or MAI will contract directly with the customer for such development work. MAI will not be liable for the services EHS performs pursuant to the contract. MAI's sole role will be to facilitate the finalization of such custom development contracts. EHS shall retain the ability to continue to directly market and sell its own development services. Any sales by EHS of its own development services which are not referred to EHS by MAI shall not be eligible for the commission set forth above herein. Development performed by EHS not relating to, or connected with the Licensed Software shall not be subject to a commission to MAI pursuant to this provision.

     2. PROVISION OF DEVELOPMENT SERVICES TO MAI/HIS. Class 1 "material" defects, defined in the PTR system as "BUG CRITICAL HIGH," will be corrected on a "best efforts" basis under the warranty provisions of the License Agreement. The determination that a defect "is BUG CRITICAL HIGH" shall be made pursuant to the PTR Severity Classification, copy of such classification system is attached hereto. All non-critical (e.g. Class 2, 3, and 4 bugs), if corrected by EHS, shall be corrected at rate of $200 per day. This policy shall be reviewed on a quarterly basis and MAI and EHS agree that if there are Class 2, 3 or 4 bugs which are increasing MAI's support burden, or MAI's ability to be
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Letter to Mr. Christian Rivadalla
04-13-99
Page 2


paid or to sell the Licensed Software, then such agreed-upon bugs shall be fixed by EHS at no charge.

     3. Provision of Customization Services to Third Part Licensees. EHS proposed that the rate be set for customization services to be provided to third parties under Section 8.3 of the License Agreement as $600 per person day. All development work will be performed solely by EHS, MAI or authorized EHS developers.

B. Agreement on MAI Distribution of Non-Licensed Products

     MAI and EHS shall, on a quarterly basis, determine if there are EHS products that previously MAI has chosen not to sell, install and support directly but which may now be suitable for sale. Initially, it was agreed that the Telephone Call Accounting System (TCA) and UMM/Direct Interfaces will be the first products to fall into this category. The following conditions would apply to this arrangement; (1) MAI will represent these products for a 20% commission;
(2) MAI will not install or support these products directly or indirectly; (3) the products will be sold utilizing EHS documentation; (4) the customer is directly contracting with EHS and EHS will be responsible for all warranty work and follow-up with the customer; and (5) EHS shall have the right to make sales of these designated products directly, and no payments shall be made by EHS and MAI for any sales made by EHS without MAI involvement, so long as such sale is not made to an MAI customer.

C. Sales Calls Involvement of Christian Rivadalla -- Section 5 of License Agreement

     Section 5 of the License Agreement shall be eliminated completely.

D. Quarterly Royalty Reports and Payments

     The License Agreement shall be amended to provide that the Minimum Annual Royalty Targets, as set forth in the License Agreement, are guaranteed. MAI shall use commercially reasonable efforts to make four, approximately equal quarterly payments, the total of such payments shall not be less than the applicable Minimum Royalty Target as set forth in the License Agreement for the applicable period. The parties will attempt to determine a mutually acceptable payment plan in which the minimum quarterly royalty payments are made in installments throughout each quarter.

     The License Agreement shall be amended to provide that MAI is to present to EHS an estimated quarterly royalty payment plan worksheet ("the Worksheet"), before the commencement of each quarter. This worksheet shall show in reasonable detail, and to the best of MAI's knowledge at that point, a schedule of expected Net Revenues for the forthcoming quarter and pursuant thereto set forth a monthly payment schedule by which MAI shall make estimated royalty payments to EHS based thereon. Such estimated monthly payments are to be made within 5 business days after the end of the applicable month. The parties acknowledge that events may occur during a quarter which render the previously submitted Worksheet materially inaccurate, and in that eventuality MAI may submit a revised Worksheet to have effect for the balance of the
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Letter to Mr. Christian Rivadalla
04/13/99
Page 3

quarter (including amending the estimated payment to be made for the immediately preceding month to reflect actual net revenues for such month).

Notwithstanding the preceding paragraph, MAI is required to provide a "Royalty Report" at the conclusion of the quarter (as set forth in the License
Agreement) and, to the extent the sum of estimated payments previously made during such quarter is less than shown on the applicable Royalty Report, to make a final quarterly payment (which itself is subject to adjustment based on the findings, if any, arising from the review of the quarterly Royalty Report by
EHS). If the end of quarter Royalty Reports and payments are not provided on the respective due dates under the License Agreement (the 60th day following the end of the quarter) a financial penalty will be imposed. Such penalty shall be set at five percent (5%) of the amount of the final quarterly royalty payment due (i.e. total for the quarter less estimated payments, credits for prior period overpayments and other items agreed to by the parties). These penalties will be due and owing regardless of the receipt of formal notice of default from EHS. To avoid the necessity for EHS to send notice except in the case where royalty payments or reports are seriously delinquent, EHS will only be required to notify MAI of an event of default under the License Agreement where such end of quarter Royalty Reports or payment are 25 calendar days overdue, and then MAI would have five (5) business days from receipt of notice to cure the default. This would cover those defaults that MAI believes will be strictly due to "mechanical" failure, where the mail has failed to arrive or get to the appropriate party at EHS.

      If royalty payments as set forth in MAI's end of quarter Royalty Report are later adjusted upward MAI agrees to pay Interest at the rate of 7% per annum, calculated on a daily basis, on any underpayment, calculated from the date the royalty payment was initially due (the 60th day following the end of the quarter) under the License Agreement. If no Royalty Report is presented to EHS on the 60th day following the end of quarter, then MAI shall pay EHS a penalty of 7% per annum, calculated on a daily basis applied to the number of days between the 60 day and the date final payment is made on the difference between the royalty payments made for the quarter and the amount shown on the final report. Conversely, any overpayment (i.e. the total of quarterly estimated payments was, in fact, in excess of the total per the end of quarter Royalty Report) would be applied as a credit, without interest, to future payments.

E. Notice of Default

     Notice of Default shall be sent by certified mail or other recognized courier which provides for tracking of packages, such as Federal Express, only, and not by facsimile, to avoid any further issues of transmission and receipt. Furthermore, the only party authorized to receive Notice would be Mr. Rivadalla for EHS and to the Chief Financial Officer (currently Mr. Stanton for MAI). Notice may be given by counsel for the parties, Christian Rivadalla, the Chief Executive Officer or Chief Financial Officer of MAI, or other executive of either party as designated by the Chief Executive Officer of that party.
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Letter to Mr. Christian Rivadalla
04/13/99
Page 4

F. Tradewinds Account designated EHS named account

     MAI hereby agrees to add Tradewinds Hotels to Exhibit B, Section 2, of the License Agreement.

Sincerely,

/s/ George G. Bayz

George G. Bayz
President


GGB:jc


Agreed on behalf of EHS:


/s/ C. Rivadalla
---------------------------------------
Christian Rivadalla
President
EHS